UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        April 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----
     Class A         04/01/99    S            2,116       D      43.50                      I       By Barbara S. Federico
     Common Stock                                                                                   1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/01/99    S              192       D      43.56                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S            1,154       D      43.88                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              769       D      44.00                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              769       D      44.13                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/09/99    S           21,707       D      47.84                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              910       D     52.625                      I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/14/99    S            8,160       D      55.23   138,069 (1)        I       By Barbara S. Federico
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/01/99    S            2,116       D      43.50                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/01/99    S              192       D      43.56                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                     04/05/99    S            1,154       D      43.88                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              770       D      44.00                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              769       D      44.13                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/09/99    S           21,707       D      47.84                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S            1,364       D      51.75                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S              454       D      52.13                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      52.63                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,818       D      52.75                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              455       D      53.00                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,363       D      52.88                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      53.06                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                     04/13/99    S            1,364       D      53.25                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      53.75                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,364       D      53.88                      I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/14/99    S            8,159       D      55.23    98,070 (2)        I       By Anne S. Whitten 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/09/99    S           16,706       D      47.84                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S            1,364       D      51.75                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S              454       D      52.13                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      52.63                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,818       D      52.75                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              455       D      53.00                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,364       D      52.88                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                     04/13/99    S              909       D      53.06                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,364       D      53.25                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      53.75                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,363       D      53.88                      I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/14/99    S            3,161       D      55.23   143,070 (3)        I       By Christina S. Duncan
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              909       D      52.63                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,818       D      52.75                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              455       D      53.00                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,363       D      52.88                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              910       D      53.06                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S            1,363       D      53.25                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                     04/13/99    S              909       D      53.75                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/13/99    S              963       D      53.88                      I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/14/99    S              800       D      55.23   146,433 (4)        I       By John W. Sparks 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                     04/01/99    S            2,115       D      43.50                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/01/99    S              193       D      43.56                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S            1,154       D      43.88                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              769       D      44.00                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/05/99    S              769       D      44.13                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/09/99    S           16,705       D      47.84                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S            1,363       D      51.75                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/12/99    S              455       D      52.13                      I       By John W. Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                     04/13/99    S              401       D      53.88     4,000 (4)        I       By John W.  Sparks 1998
                                                                                                    Spouse NIM-CRUT dated
                                                                                                    October 27, 1998

                     04/09/99    S            5,000       D      47.84                      D (5)

                     04/14/99    S            7,360       D      55.23         0 (5)        D

                     04/12/99    S            1,364       D      51.75                      D (6)

                     04/12/99    S              454       D      52.13                      D (6)

                     04/13/99    S            1,818       D      52.75                      D (6)

                     04/13/99    S              454       D      53.00                      D (6)

                     04/13/99    S            1,364       D      52.88                      D (6)

                     04/13/99    S              909       D      53.06                      D (6)

                     04/13/99    S            1,363       D      53.25                      D (6)

                     04/13/99    S              910       D      53.75                      D (6)

                     04/13/99    S            1,364       D      53.88    12,360 (6)        D

                     04/01/99    S            2,116       D      43.50                      D (7)

                     04/01/99    S              192       D      43.56                      D (7)

                     04/05/99    S            1,154       D      43.88                      D (7)

                     04/05/99    S              769       D      44.00                      D (7)

                     04/05/99    S              769       D      44.13                      D (7)

                     04/09/99    S            5,000       D      47.84                      D (7)

                     04/14/99    S            5,000       D      55.23     7,359 (7)        D

                                                                           2,359 (8)        D





                                                                                        6. Owner-
                                                                        5. Amount of    ship Form:
                    2. Trans-                                            Securities       Direct
                      action                                            Beneficially      (D) or
       1. Title of     Date     3. Trans-     4. Securities Acquired    Owned at End     Indirect     7. Nature of Indirect
        Security     (Month/   action Code    (A) or Disposed of (D)      of Month         (I)        Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)      (Instr. 3, 4 & 5)      (Instr. 3 & 4)   (Instr. 4)         (Instr. 4)
       -----------  ---------  -----------    ----------------------   --------------   ----------    ---------------------
                               Code    V      Amount   (A)or(D)  Price
                               ----    -      ------   --------  -----

                                                                         196,678            D

                                                                         150,224            I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of John
                                                                                                    Woodruff Sparks dated
                                                                                                    April 20, 1990

                                                                         150,224            I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Anne
                                                                                                    Romayne Sparks dated
                                                                                                    April 20, 1990

                                                                         150,224            I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Barbara Lee Sparks dated
                                                                                                    April 20, 1990

                                                                         150,224            I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Christina Louise Sparks
                                                                                                    dated April 20, 1990

                                                                         332,209            I       By Trust Agreement dated
                                                                                                    May 13, 1978 f/b/o Mary
                                                                                                    Lee Sparks

                                                                             506 (9)        D






                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                               10.
                                                                                                      9.     Owner-
                                              5.                                                    Number    ship
                                            Number                                                 of Deri-  Form of
                 2.                        of Deri-                                                 vative   Deriva-   11.
        1.     Conver-                      vative          6.                                      Securi-   tive   Nature
       Title   sion or                      Securi-        Date                                      ties    Secur-  of In-
        of      Exer-     3.                 ties          Exer-                                   Benefici-  ity:   direct
      Deriva-   cise    Trans-             Acquired       cisable             7.                     ally    Direct  Benefi-
       tive     Price   action      4.      (A) or          and           Title and         8.     Owned at  (D) or   cial
      Secur-     of      Date     Trans-   Disposed       Expir-          Amount of      Price of   End of  Indirect Owner-
        ity     Deri-  (Month/    action    of (D)         ation          Underlying    Derivative   Month     (I)    ship
      (Instr.  vative    Day/      Code   (Instr. 3,   Date (Month/       Securities     Security   (Instr.  (Instr. (Instr.
        3)    Security  Year)   (Instr. 8)  4 & 5)       Day/Year)      (Instr. 3 & 4)  (Instr. 5)    4)       4)      4)
      ------- -------- -------  --------------------   ------------     --------------  ---------- -------- -------- -------
                                 Code  V    (A)  (D) Date    Expir-   Title   Amount or
                                 ----  -    ---  --- Exer-   ation    -----   Number of
                                                     cis-    Date             Shares
                                                     able    ------           ---------
                                                     -----
     Employee  $24.50  09/24/97                      (1)     09/24/08 Class A    25,000             25,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right
     to buy)
     (1)

     Employee   24.25  12/22/97                      (2)     10/12/09 Class A     5,000              5,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right
     to buy)
     (2)

     Employee   29.75  12/31/98                      (3)     12/31/08 Class A     5,000              5,000      D
     Stock                                                            Common
     Option                                                           Stock
     (right
     to buy)
     (2)

     Call       55.00  04/13/99   S               5  04/13/9910/16/99 Class A       500      $7.50       0      D
     Option                                                           Common
     (Obliga-                                                         Stock
     tion to
     Sell)

   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S. Federico. These shares are not subject to Ms. Federico's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne
             S. Whitten. These shares are not subject to Ms. Whitten's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina S. Duncan. These shares are not subject to Ms. Duncan's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (4)  Beneficially owned for purposes of Rule 16a-1(a)(2) by John
             W. Sparks. These shares are not subject to Mr. Sparks' agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (5)  Beneficially owned for purposes of Rule 16a-1(a)(2) by John
             W. Sparks.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Barbara S. Federico.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Christina S. Duncan

        (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Anne
             S. Whitten.

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.





        (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on October 12, 1999.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks
   By:  Steven L. Grissom
        Attorney in Fact


   Dated: May 6, 1999





                           JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Steven L. Grissom

                           JOINT FILER INFORMATION

   Name: Anne S. Whitten

   Address: 38 Goodhue Road, Windham, New Hampshire 03087

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999




   Signature: Anne S. Whitten
             By:  Steven L. Grissom
             Attorney in Fact

                           JOINT FILER INFORMATION

   Name: Barbara S. Federico

   Address: 4840 Ashville Bay Road, Ashville, New York 14710

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999




   Signature: Barbara S. Federico
               By: Steven L. Grissom
                  Attorney in Fact





                           JOINT FILER INFORMATION


   Name: Christina S. Duncan (aka Christina L. Duncan)

   Address:  194 North Bald Hill Road, New Canaan, Connecticut 06840

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Christina S. Duncan
              By: Steven L. Grissom
                  Attorney in Fact



                           JOINT FILER INFORMATION
   Name: John W. Sparks

   Address: 229 Saavedra, S.W., Albuquerque, New Mexico 87105

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: John W. Sparks
              By: Steven L. Grissom
                  Attorney in Fact


   DATE: May 6, 1999